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                                 EXHIBIT 99.5

                      Addendum to Stock Option Agreement
                      (Limited Stock Appreciation Right)



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                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT

   The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated 2~ (the "Option Agreement") by and between Coram Healthcare Corporation (the "Corporation") and 1~ ("Optionee") evidencing the stock option granted on such date to Optionee under the terms of the Corporation's 1994 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms used in this Addendum, to the extent not otherwise specifically defined herein, shall have the meanings assigned to such terms in the Option Agreement.

                        LIMITED STOCK APPRECIATION RIGHT

   Optionee is hereby granted a limited stock appreciation right in tandem with the option, exercisable upon the terms and conditions set forth below:

    (i) Should a Hostile Take-Over occur at any time after the option has been outstanding for a period of at least six (6) months measured from the Effective Date of this Addendum indicated below, then Optionee shall have the unconditional right (exercisable during the thirty (30)-day period immediately following the consummation of such Hostile Take-Over) to surrender the option to the Corporation, to the extent the option is at the time exercisable for fully vested shares of Common Stock. In return for the surrendered option, Optionee shall receive a cash distribution from the Corporation in an amount equal to the excess of (A) the Take-Over Price of the vested shares of Common Stock for which the surrendered option (or surrendered portion) is at the time exercisable over (B) the aggregate Exercise Price payable for such vested shares.

    (ii) To exercise this limited stock appreciation right, Optionee must, during the applicable thirty (30)-day exercise period, provide the Corporation with written notice of the option surrender in which there is specified the number of Option Shares as to which the Option is being surrendered. Such notice must be accompanied by the return of Optionee's copy of the Option Agreement, together with any written amendments to such Agreement. The cash distribution shall be paid to Optionee within five (5) days following such delivery date, and neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution. Upon receipt of such cash distribution, the option shall be cancelled with respect to the Option Shares for which the option has been surrendered, and Optionee shall cease to have any further right to acquire those Option Shares under the Option Agreement. The option shall, however, remain outstanding for the balance of the Option





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  Shares (if any) in accordance with the terms and provisions of the Option
  Agreement, and the Corporation shall accordingly issue a new stock option agreement (substantially in the same form of the surrendered Option Agreement) for those remaining Option Shares.

      (iii) For purposes of this limited stock appreciation right, the following definitions shall be in effect:

       A HOSTILE TAKE-OVER shall be deemed to occur in the event of a change of ownership of the Corporation effected through the following transaction:

       the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, AND more than fifty percent (50%) of the acquired securities are accepted from holders other than the officers and directors of the Corporation subject to the short-swing profit restrictions of Section 16 of the 1934 Act.

       The TAKE-OVER PRICE per share shall be deemed to be equal to the greater of (1) the Fair Market Value per share of Common Stock on the option surrender date, as determined in accordance with the valuation provisions of Paragraph 9.b of the Option Agreement, or (2) the highest reported price per share of Common Stock paid by the tender offeror in effecting the Hostile Take-Over. However, if the surrendered option is designated as an incentive stock option in the Grant Notice, then the Take-Over Price shall not exceed the clause (1) price per share.

     (iv) In no event may this limited stock appreciation right be exercised when there is not a positive spread between the Fair Market Value of the Option Shares and the aggregate Exercise Price payable for such shares. This limited stock appreciation right shall in all events terminate upon the expiration or sooner termination of the option term and may not be assigned or transferred by Optionee.





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   IN WITNESS WHEREOF, Coram Healthcare Corporation has caused this Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.


                                       CORAM HEALTHCARE CORPORATION

                                       By: __________________________________

                                       Title: _______________________________

                                       ______________________________________
                                       1~, OPTIONEE



EFFECTIVE DATE:  ___________________, 199__





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